Exhibit 99.2

BIOSCRIP INC
Moderator: Lisa Wilson
03-09-12/7:30 am CT
Confirmation # 21579469

BIOSCRIP INC

Moderator: Lisa Wilson
March 09, 2012
7:30 am CT

Operator:
Ladies and gentlemen, thank you for standing by. Welcome to the BioScrip Fourth Quarter and Year End Earnings Conference Call. During the presentation all participants will be in a listen-only mode. Afterwards we will conduct a question and answer session.

At that time if you have a question, please press the 1 followed by the 4 on your telephone. If any time during the conference you need to reach an operator, please press star 0. As a reminder, this conference is being recorded, Friday, March 9, 2012.

I would now like to turn the conference over to Lisa Wilson, Investor Relations for BioScrip. Please go ahead.

Lisa Wilson:
Good morning, and thank you for joining us today. By now you should have received a copy of our press release issued this morning. If you have not received it, you may access it through the Investor Relations section at our website at bioscrip.com.

BIOSCRIP INC
Moderator: Lisa Wilson
03-09-12/7:30 am CT
Confirmation # 21579469

Rick Smith, President and Chief Executive Officer, and MJ Graves, Interim Chief Financial Officer and Treasurer, will host this morning's call. The call may be accessed through our website at bioscrip.com. A replay will be available shortly after the call.

Interested parties can access the replay by dialing (800) 633-8284 in the U.S., and (402) 977-9140 internationally, and entering access code 21579469. An audio webcast will also be available under the Investor Relations section of the BioScrip website at bioscrip.com.

Before we get started, I would like to remind everyone that any statements made on the call today or in our press release that express a belief, expectation or intent, as well as those that are historical facts, are considered forward-looking statements and are protected under the Safe Harbor provision of the Private Securities Litigation Reform Act.

These forward-looking statements are based on information available to BioScrip today, and the company assumes no obligation to update statements as circumstances change.

These forward-looking statements may involve a number of risks and uncertainties, which may cause the company's results to differ materially from such statements. Forward-looking statements are subject to inherent risks and uncertainty surrounding future expectations generally and may differ materially from actual future experience.

BIOSCRIP INC
Moderator: Lisa Wilson
03-09-12/7:30 am CT
Confirmation # 21579469

Risks and uncertainties that could affect forward-looking statements include the ability to consummate the pending transaction with Walgreens, the failure to realize annualized cost savings associated with any restructuring or cost reduction efforts, the impact of members of management in executing these efforts, our ability to leverage core competencies or maximize margins and operating cash flow, and the risks described from time to time in the company's reports filed with the SEC, including the company's annual report on Form 10-K for the year ended December 31, 2011.

During this presentation, we will refer to non-GAAP financial measures. A reconciliation of such measures to the comparable GAAP financial measure is contained in our press release issued earlier today, which again can be obtained from our website at bioscrip.com.

And now I would like to turn the call over to Rick Smith. Rick?

Richard Smith:
Thank you, Lisa. Good morning everyone. Thank you for joining today's call. We are very pleased with our achievements this year. We ended 2011 on a high note as we continued to deliver solid organic revenue growth and adjusted EBITDA improvement.

We believe we are creating significant momentum in our key businesses. With ten consecutive months of patient census build across our targeted therapies and solid revenue growth in the Infusion business, we are just beginning to see the true potential of BioScrip.

Our positive performance reflects the diligent efforts of our clinical, operations, sales and marketing teams. These teams remain focused and delivered against our plan while at the same time we successfully executed an agreement to sell the community mail - community and mail and specialty pharmacy businesses.

BIOSCRIP INC
Moderator: Lisa Wilson
03-09-12/7:30 am CT
Confirmation # 21579469

Now I'd like to highlight the - address the highlights of the quarter. For the fourth quarter revenue was $483.3 million, a $29.3 million sequential increase. Gross profit for the quarter was $81.8 million or 16.9% of sales compared to $77.1 million or 17% of sales in the third quarter. Adjusted EBITDA increased 3.8% from $19 million in the third quarter to $19.8 million in the fourth quarter.

The Infusion/Home Health segment revenue grew both on a sequential and a year-over-year basis. In the fourth quarter Infusion/Home Health revenue increased sequentially by $12.1 million or 11%, driven by a 13.5% growth in infusion revenue. On a year-over-year basis revenue growth for the Infusion business was $9.3 million, an increase of 9.8%.

We also saw previously impacted categories such as antibiotics and IVIG continue to grow. In addition Q4 2011 Infusion adjusted EBITDA was up by $1.4 million or 15.4% year-over-year. Home health revenue was down slightly compared to Q3 and to prior year Q4.As you know, the home health industry was impacted by 2011 cuts in Medicare and Medicaid reimbursement.

These cuts and other factors also contributed to a $1.2 million reduction in Home Health adjusted EBITDA compared to the prior year's quarter. The Infusion/Home Health segment adjusted EBITDA increased $1.8 million or 17.3% sequentially from $10.5 million in Q3 to $12.3 million in Q4. Based on the progress we continue to see, we expect 7% to 9% organic revenue growth in Infusion/Home Health in 2012.

Clearly, infusion services offer a significant opportunity for growth due to rapidly changing industry trends, where more healthcare services are projected to be provided in the home or at alternate sites of administration. This is the result of a combination of demographic trends, including aging of the population, which favors at-home care, along with the need for cost containment and healthcare broadly and the goal to reduce in-hospital readmission rates.

BIOSCRIP INC
Moderator: Lisa Wilson
03-09-12/7:30 am CT
Confirmation # 21579469

We continued to see excellent (unintelligible) results from our sales and managed care teams and growing our revenue from these relationships. Our senior and field leadership teams have extensive infusion experience and relationships that continue to lead us to new levels of revenue growth.

With a clinically focused service model and a highly fragmented infusion industry, we believe we have an attractive platform we can build upon, both organically and through attractive accretive acquisition opportunities. We have already begun identifying certain near-term infusion growth opportunities to expand our footprint.

The Pharmacy Services segment also performed well in the fourth quarter, with revenue increasing $17.2 million to $361.7 million sequentially. This growth was driven by the PBM-related businesses, including the discount cash card business. Pro forma for the divestiture, we anticipate remaining Pharmacy Services segment revenue to be $100 million to $105 million in 2012.

With that, I will turn it over to MJ, who will take you through additional details on the financials for the quarter. Then I will walk you through thoughts on 2012 and other transaction-related matters. MJ?

Mary Jane Graves:	Thank you Rick, and good morning. For the fourth quarter 2011 we reported revenue of $483.3 million compared to $450.4 million in the prior year, an increase of $32.9 million or 7.3%.

BIOSCRIP INC
Moderator: Lisa Wilson
03-09-12/7:30 am CT
Confirmation # 21579469

Infusion/Home Health services revenue for the fourth quarter was $121.6 million compared to $112.6 million in the prior year, an increase of $9.1 million or 8% versus the same period last year. This was primarily due to increased Infusion revenue, with hepatitis C, injectables, (factor) and MS drugs being large contributors to the growth.

Pharmacy Services revenue for the fourth quarter 2011 was $361.7 million compared to $337.8 million for the prior year, an increase of $23.9 million or 7.1%. This was primarily due to increases in PBM, discount cash card, and community retail. For the fourth quarter gross profit was $81.8 million or 16.9% of revenue compared to $72.6 million or 16.1% of revenue in the prior year.

SG&A for the quarter was $60 million, flat with the prior year. Total operating expenses for the quarter were $67.1 million compared to $76.2 million in the prior year, a decrease of $9.1 million or 11.9%. Operating expenses for the current period included $200,000 of restructuring expense compared to $3.5 million of restructuring, $3.9 million in legal settlement expense and $400,000 of acquisition-related expenses in the fourth quarter of 2010.

For the fourth quarter, interest expense was $6.8 million, a decrease of $1.3 million from $8.1 million in the prior year. The decrease is a result of a lower average debt balance compared to the prior year and more favorable terms from the credit facility that we amended in December 2010.

Net income for the quarter was $6.7 million or 12 cents per share compared to a loss of $67.1 million or $1.25 per share for the prior year quarter. The prior year loss was primarily the result of a $54 million charge to establish a valuation allowance for deferred tax assets.

BIOSCRIP INC
Moderator: Lisa Wilson
03-09-12/7:30 am CT
Confirmation # 21579469

During the fourth quarter in 2011, BioScrip generated $27.2 million of segment adjusted EBITDA or 5.6% of total revenue compared to $21.4 million or 4.7% of total revenue in the prior year. The Infusion/Home Health segment generated $12.3 million of adjusted EBITDA or 10.1% of segment revenue, and the Pharmacy Services segment generated $14.9 million of segment adjusted EBITDA or 4.1% of segment adjusted revenue.

On a consolidated basis, BioScrip reported adjusted EBITDA of $19.8 million or 4.1% of total revenue compared to $10 million or 2.2% of total revenue in the prior year. For the year ended December 31, 2011, we reported revenue of $1.8 billion, a net income of $7.9 million with earnings per share of 14 cents per share.

This compares to revenue of $1.6 billion and a net loss of $69.1 million or $1.37 per share for 2010. Infusion/Home Health segment revenue increased from $377.2 million in 2010 to $451 million in 2011, an increase of $73.8 million or 19.6%, primarily due to the acquisition of Critical Homecare Solutions on March 25, 2010.

Excluding first quarter incremental revenue associated with acquired CHS business, Infusion/Home Health segment revenue increased $10.5 million or 2.8% over the prior year as a result of overall growth in volume. Pharmacy Services segment revenue increased from $1.3 billion for 2010 to $1.4 billion in 2011, an increase of $105.6 million or 8.4%.

This increase in revenue was largely the result of volume from new managed care contracts, growth in the oncology, rheumatoid arthritis, and multiple sclerosis therapies, industry-wide drug inflation and an increase in discount cash card program sales.

BIOSCRIP INC
Moderator: Lisa Wilson
03-09-12/7:30 am CT
Confirmation # 21579469

Gross profit was $312.3 million for the year compared to $260.4 million in 2010. Operating income was $37.5 million or 2.1% of revenue compared to $15.8 million or 1% of revenue in 2010. These increases were driven by the inclusion of a full year of CHS operating results in 2011. 2011 interest expense was $28.3 million compared to $27.6 million for the prior year.

SG&A expenses for the year were $237.3 million or 13.1% of total revenue compared to $207 million or 12.6% of total revenue for the same period in 2010. Segment adjusted EBITDA was $103.4 million or 5.7% of total revenue. This compares to $84.2 million or 5.1% of total revenue for the prior year.

Net of corporate costs, BioScrip reported adjusted EBITDA of $73.5 million or 4% of total revenue compared to $49.2 million or 3% of total revenue in the prior year. In 2011 net cash generated by operating activities totaled $27 million compared to $21.4 million of cash used by operating activities in 2010.

This was due to a decrease in working capital requirements of $23.1 million and a $25.3 million increase in net income adjusted for non-cash items such as depreciation and amortization. Accordingly, we were able to reduce the borrowings under the revolving credit facility from $81.2 million at December 31, 2010, to $63.8 million at December 31, 2011, a $17.4 million reduction.

In the fourth quarter of 2011, we did experience a $12.6 million use of cash in operating activities, primarily due to a $12.6 million increase in net accounts receivable and an $18.8 million increase in inventory. The increase in inventory is largely seasonal, as we typically build up the inventories of key high turnover products before year end to ensure adequate stock through the winter months.

BIOSCRIP INC
Moderator: Lisa Wilson
03-09-12/7:30 am CT
Confirmation # 21579469

Since year end we've seen a $5 million reduction in inventory, with further reductions anticipated between now and March 31. During the first two months of 2012 we have also seen total borrowings under the line of credit facility decrease from $63.8 million to $57 million at the beginning of this week. We are in compliance with all of our debt covenants.

I will now turn the call back over to Rick.

Richard Smith:
Thank you, MJ. We remain on track to close the sale of our community specialty pharmacies and centralized specialty and mail service pharmacy businesses to Walgreens in late April. We recently received Hart-Scott-Rodino clearance from the FTC. This transaction marks an important milestone for BioScrip.

Post-closing, we will be taking action to right-size the organization. We will also incur certain SG&A expenses relative to the transition of the businesses to Walgreens. We also have costs related to the collection of accounts receivable and the shutdown of IT systems related to the divested businesses.

As we discussed in our last call, we expect these activities to be completed by the end of Q3, with Q4 reflecting a clean run rate for continuing operations. Accordingly, we'd like to give you some direction about our expectation for continued operations based on a total company annualized run rate derived from our targeted Q4 2012 revenue and adjusted EBITDA expectations.

We anticipate annualized net revenues in the range of $600 million to $620 million, with consolidated gross margins in the range of 36% to 37%. We are targeting annualized adjusted EBITDA of $62 million to $65 million. These expectations of revenue and adjusted EBITDA levels in Q4 2012 are based on organic growth assumptions and do not take into consideration any acquisitions that may be identified, documented and closed during 2012.

BIOSCRIP INC
Moderator: Lisa Wilson
03-09-12/7:30 am CT
Confirmation # 21579469

In providing these overall targets, please be aware that we will begin reporting continued operations versus discontinued operations effective January 1, 2012. In addition, keep in mind we have corporate infrastructure that overlaps continued operations and discontinued operations.

As such, we have identified approximately $9 million of annualized SG&A infrastructure that will be reduced during the first three quarters of the year. In connection therewith, we anticipate incurring certain restructuring costs related to this, Phase 2 of our overall strategic plan.

We have also completed additional work on the use of proceeds from the closing of the transaction. We anticipate using some of the proceeds to pay off our revolving line of credit, as well as approximately $60 million of our 10.25% unsecured notes.

Based on our December 31, 2011 balance sheet, the targeted use of proceeds would result in approximately $120 million reduction in debt. The remaining consideration is anticipated to be used for acquisitions related to expanding the infusion footprint, as well as general corporate purposes.

In conclusion, I'm very encouraged by what the BioScrip team is delivering. There is real focus here, and we are all driving towards the same goals, serving our customers, facilitating growth, and improving margins and profitability.

BIOSCRIP INC
Moderator: Lisa Wilson
03-09-12/7:30 am CT
Confirmation # 21579469

With the sale of the Pharmacy business and other plans underway, we believe the foundation is set and the pace of change will begin to accelerate in 2012. We've already begun executing plans to shift our corporate resources towards Infusion/Home Health, which we believe will maximize our return on investment and long-term growth prospects.

We also look forward to continue building our solid peer relationships through existing national and local managed care contracts. There is still more work to do on the revenue and EBITDA side, but overall we made a lot of progress and we are pleased with our fourth quarter and full year results.

With that, I'd like to open up the call for questions.

Lisa Wilson:	Operator, you can open up the line for questions please.

Operator:	Thank you. Ladies and gentlemen, if you would like to register a question, please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request.

If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3. If you're using a speakerphone, please lift your handset before entering your request. One moment please for the first question.

So our first question comes via Brooks O'Neil with Dougherty & Company. Please proceed with the question.

Brooks O'Neil:	Good morning. Congratulations on all the things you've accomplished so far, guys.

BIOSCRIP INC
Moderator: Lisa Wilson
03-09-12/7:30 am CT
Confirmation # 21579469

Richard Smith:	Thank you Brooks.

Brooks O'Neil:
So I have a couple of questions. I guess first, could you just give us a sense for the steps that you believe, the key steps that you believe are required to close this transaction with Walgreens? And do you still think it's possible to close by the end of April?

Richard Smith:
Well, I think it's really, you know, the HSR clearance was one thing that we just received notice of, and so that was a big regulatory approval that was necessary. Now it's just really coordinating the transition, integration on their side and just the other customary approval and consent. So I think everything that we see and the activities going on, we anticipate that on/or about the end of April will be where this closes.

Brooks O'Neil:
Great. Secondly, you mentioned, Rick, if I was hearing you correctly, and I may not have been, but I think you suggested $9 million of additional cost savings, I think you said in the first 3 quarters of this year. When I look at it, I'm trying to put that in the context of the 200 and whatever, $228 million of G&A expense you reported in the income statement for 2011, and sort of how you envision future cost savings post the end of Q3.

Richard Smith:
I think we - there's some portion of what was reported in the SG&A that is going to be into discontinued operations, so that's a big chunk of that, and we'll essentially provide more information. But what we're talking about are those $9 million of costs that overlap both continuing and discontinued operations, as will be reported on our Q1 financials.

BIOSCRIP INC
Moderator: Lisa Wilson
03-09-12/7:30 am CT
Confirmation # 21579469

And so there's some overlap, being cost, corporate mostly and infrastructure, that is not a clear allocation or direct link to the discontinued operations. And so we've got some level of work to do to wind down and just putting, essentially providing information that there'll be a level of costs essentially recorded with the continued operations through the first three quarters that will go away as the business is divested and those costs are unwound and eliminated.

Brooks O'Neil:
Okay, that's great. And then maybe you could just help me to understand that - by the way, I'm a big believer in debt repayment. I think it's the lowest risk, you know, use of the proceeds from the transaction. But with the $60 million on the notes you anticipate repaying, just help us to understand what the prepayment penalty will be on that and how that'll look?

Richard Smith:
I think, you know, we just assumed pretty close to where the notes are trading today, approximately, for purposes of our assumption, and so it's within the 109 to 110 level. And so we just took where the current markets were today.

Brooks O'Neil:
Okay. And then just lastly, I guess, as you think about growing the Infusion business going forward, you mentioned acquisitions. But I think you said acquisitions aren't in the numbers you tentatively provided. But are you thinking about small tuck-in acquisitions, local situations, or are you seeing some bigger things that would be a good fit with the company you envision going forward?

Richard Smith:
We see some - we see properties of all sizes. We see, you know, essentially, as we've mentioned before, in terms of priority of opportunity, it's De Novo startups in particular markets. There are single-site acquisitions that are available and we've identified, and there are also multi-site properties that are also available.

So we actually have begun to assemble our pipeline of opportunities, and so, you know, clearly anything that would be completed or acquired would have to be on agreeable terms to us and essentially comfortable with the right steps to ensure that we maximize our efforts in this area.

BIOSCRIP INC
Moderator: Lisa Wilson
03-09-12/7:30 am CT
Confirmation # 21579469

Brooks O'Neil:
Sure. I guess I have sort of a two part question. I'm just curious if there's anything unusual or risky in terms of your ability to collect the receivables you're going to retain on the sold business and whether you could give us your sense of the likelihood that you might be able to collect on the - I think it's $60 million of additional consideration that's contingent in the transaction.

Richard Smith:
We've - essentially we've been having good success in terms of collecting the AR related to this business throughout the year, and at the same time we've actually added some additional resources to put a lot of intensity on those accounts today, and essentially be in a position, hopefully, at closing to move rapidly to collect what’s outstanding with those accounts receivable.

Mary Jane Graves:
And Brooks, we do believe through all the different evaluations we've done on those accounts and the collection plans, that the amount that we have booked for net accounts receivable on the balance sheet at December 31 represents fair value. I mean it's a reasonable value with that, that we'll be able to collect. So we have every indication that those reserves should be adequate.

Brooks O'Neil:	Sure, that's great. And then just the contingent consideration, any feel for that at this point, $60 million?

Richard Smith:
We don't have any feel. I really can't comment on that. I think it's, you know, when we had the call we had mentioned, you know, that it was beyond a year in terms of where we'd see some level of activity. And so, you know, right now our focus is really what we anticipate at closing and using that to execute on our plan.

BIOSCRIP INC
Moderator: Lisa Wilson
03-09-12/7:30 am CT
Confirmation # 21579469

Brooks O'Neil:	Sure. Okay, thank you very much.

Mary Jane Graves:	Thanks Brooks.

Operator:	Ladies and gentlemen, as a reminder, to register for a question, please press the 1 followed by the 4. And our next question comes from the line of Kyle Smith with Jefferies. Please go ahead.

Kyle Smith:
Yes, hi, good morning, and congratulations on the dramatic turnaround over the past year here. Just the one follow-up on the notes, Rick, you said you're assuming around the 109, 110 cost. Does that mean that you're looking at open market purchases versus a tender offer at the May call?

Richard Smith:
We are - there's different mechanisms we're looking at and the best way to approach that. I think just in terms of where we looked at in terms of our capital structure, you know, there's different options that we are looking at to affect that.

Kyle Smith:
Okay, and then just one other housekeeping item, the inventory balance I noticed turned fairly sharply upwards in the fourth quarter. Was that just timing or noise or is there something going on there?

Richard Smith:
We typically do it, essentially increase inventory levels going into the winter months just anticipating one revenue seasonal ordering by patients as well as potential weather disruptions that may occur. So we essentially have a practice of (uptake) going into Q4 with that. And so, you know, and then Q1 we start to wind those down, which we have begun, as MJ had mentioned in her comments.

BIOSCRIP INC
Moderator: Lisa Wilson
03-09-12/7:30 am CT
Confirmation # 21579469

Kyle Smith:	Okay, great, that covers all my questions, and good luck with a speedy completion of the sale.

Richard Smith:	Thank you so much.

Woman:	Thanks Kyle.

Operator:
Ladies and gentlemen, as a reminder, to register for a question, please press the 1 followed by the 4. We have a - our next question comes from the line of Andrew Rem with Nuveen Asset Management. Please proceed with your question.

Andrew Rem:
Good morning guys, great quarter. Can you maybe talk about on the infusion side? You're kind of running at a low single-digit organic growth rate. How do you pick that up or what are you guys doing specifically to hit that 7% to 9% target that you've outlined?

Richard Smith:
Well in - you know, sequentially from, you know, Q3 we're up over 13.5% on the infusion alone, as I mentioned in my comments, and on a year-over-year basis over 9%. So, you know, we've been essentially working through building the share revenue growth, our census levels, executing on our programs.

And so we believe that where we sit today and with the momentum and our expectations, we believe that 7% to 9% organic growth on the Infusion business and also the Home Health included in that segment is essentially achievable.

Andrew Rem:	Okay, thank you.

BIOSCRIP INC
Moderator: Lisa Wilson
03-09-12/7:30 am CT
Confirmation # 21579469

Woman:	Thanks Andrew.

Operator:	I have a follow-up question from the line of Brooks O'Neil with Dougherty & Company. Please proceed.

Brooks O'Neil:	Sure guys, I was just curious. I know you have annual nominations for the board, and I was wondering if you anticipate being in a position to strengthen the board further in 2012?

Richard Smith:
Really I think, you know, Brooks, as part of our governance committee activities we're always looking at our - essentially the board skill sets given the changing direction of the company. And so there's always active discussion in that regard to continue to help our company achieve its strategic objectives.

Brooks O'Neil:	That's good. Thank you very much.

Woman:	Thanks Brook.

Operator:	I have no questions at this time. I will turn it back over to Ms. Wilson.

Richard Smith:
Oh, good. Okay. Well, thank you, everyone. We're - we appreciate your support through this year. It's been a good year, a year of activities, but, you know, a lot of our team is working hard to continue to deliver on our strategic objective, and we appreciate your time this morning. Thank you.

Lisa Wilson:	Thank you.

BIOSCRIP INC
Moderator: Lisa Wilson
03-09-12/7:30 am CT
Confirmation # 21579469

Operator:	Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines. Have a good day.

END